Exhibit 2.1

SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

                This Second Amendment to Asset Purchase Agreement  (this “Amendment”), dated as of March 15, 2005, is entered into by and between Vistula Communications Services, Inc., a Delaware corporation (the “Buyer”), MRS Partners LLC, a Nevada limited liability company (“Seller”), and the undersigned individuals who comprise all of the members of Seller (the “Members”).

                WHEREAS, Buyer and Seller are parties to an Asset Purchase Agreement, dated as of January 5, 2004, as amended by that Amendment and Indemnification Agreement, dated as of May 5, 2004, by and between the parties hereto (the “Purchase Agreement”);

                WHEREAS, the parties hereto now desire to amend the Purchase Agreement to accelerate the closing of the purchase of the Purchased Assets under the Purchase Agreement and to modify the terms of payment of the purchase price for the Purchased Assets;

                NOW, THEREFORE, in accordance with Section 13.6 of the Purchase Agreement and in consideration of the foregoing premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                1.             Definitions. Capitalized terms used but not defined herein shall have the meanings given to those terms in the Purchase Agreement.

                2.             Amendments to the Purchase Agreement.  The Purchase Agreement is hereby amended as follows:

                                (a)           Section 3 of the Purchase Agreement is deleted and replaced with the following new Section 3:

                “3.           Purchase Price.  In consideration for the Purchased Assets, at the Closing (as defined in Section 8.1 below) Buyer shall (i) pay to Seller $500,000 in cash (the “Cash Consideration”) by wire transfer in immediately available funds to Seller; (ii) issue to Seller a total of 725,000 shares of common stock, par value $0.001 per share (“Common Stock”), of Buyer (the “Share Consideration”); and (iii) issue a promissory note in the principal amount of $1,170,000, such note to be substantially in the form attached to this Agreement as Exhibit 3 (the “Purchase Note,” and together with the Cash Consideration and the Share Consideration, the “Purchase Price”) .

                3.1           Registration Rights. At any time during the one year period commencing on the Closing Date (as defined in Section 8.1 below) and ending on the first anniversary of the Closing Date, Buyer proposes to file a registration statement with the Securities and Exchange Commission for a public offering and sale of Common Stock on its own account on Form SB-2 or such other form that would also permit the registration of the Common Stock comprising the Share Consideration (the “Seller Shares”) (other than a registration statement on Form S-8 or Form S-4, or their successors, or any other form for a similar limited purpose, or any registration statement covering only securities proposed to be issued in exchange for securities or assets of another corporation) it will, prior to such filing, give written notice to Seller of its intention to do so and, upon the written request of Seller to Buyer given within 20 days after Buyer provides such notice, Buyer shall use its best efforts to cause all of the Seller Shares which Buyer has been requested by Seller to register to be registered under the Securities Act of 1933, as amended (the “Securities Act”), to the extent necessary to permit their sale or other disposition by Seller; provided that Buyer shall have the right to postpone or withdraw any registration effected pursuant to this Section 3.1 without obligation to Seller.

                (a)           In connection with any registration under this Section 3.1 involving an underwriting, Buyer shall not be required to include any Seller Shares in such registration unless Seller accepts the terms of the underwriting as agreed upon between Buyer and the underwriters selected by Buyer.  Subject to Section 3.1(b) below, if in the opinion of the managing underwriter it is appropriate because of marketing factors to limit the number of Seller Shares to be included in the offering, then Buyer shall be required to include in the registration only that number of Seller Shares, if any, which the managing underwriter believes should be included therein.

                (b)           If the number of Seller Shares to be included in the offering in accordance with Section 3.1 is less than the total number of shares which Seller has requested to be included in such offering, then Seller and any other holders of Common Stock who have also requested registration of Common Stock shall participate in the registration pro rata based upon their total ownership of shares of Common Stock.  If Seller or any other holder of Common Stock would thus be entitled to include more securities than such holder requested to be registered, the excess shall be allocated among other requesting holders pro rata in the manner described in the preceding sentence.

                (c)           Seller shall furnish to Buyer such information regarding Seller and the distribution proposed by Seller as Buyer may reasonably request in writing and as shall be required in connection with any registration of Seller Shares under the Securities Act hereunder and any related qualification or compliance.

                (d)           In the event of any registration of any of the Seller Shares under the Securities Act pursuant to this Section 3.1, Seller will indemnify and hold harmless Buyer, each of its directors and officers and each underwriter (if any) and each person, if any, who controls Buyer or any such underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), against any losses, claims, damages or liabilities, joint or several, to which Buyer, such directors and officers, underwriter or controlling person may become subject under the Securities Act, Exchange Act, state securities or blue sky laws or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in any registration statement under which such Seller Shares were registered under the Securities Act, any preliminary prospectus or final prospectus contained in the registration statement, or any amendment or supplement to the registration statement, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, if the statement or omission was made in reliance upon and in conformity with information relating to Seller furnished in writing to Buyer by or on behalf of Seller for use in connection with the preparation of such registration statement, prospectus, amendment or supplement; provided, however, that the obligations of Seller shall be limited to an amount equal to the net proceeds received by Seller from the sale of Seller Shares sold in connection with such registration.”

                                (d)           The last sentence of the first paragraph of Section 4 of the Purchase Agreement is deleted.

                                (e)           Section 8.1 of the Purchase Agreement is deleted and replaced with the following new Section 8.1:

                                “8.1         Time and Place of Closing.  The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place at 9:00 a.m. EST on the fifth business day following execution of this Agreement at the offices of Foley Hoag LLP in Boston, Massachusetts or such other date and place as the parties may agree (the “Closing Date”).”

                                (f)            A new Section 9.16 is inserted into the Purchase Agreement as follows:

“9.16       Conflicts of Interest.  Neither Mark Scully nor any director, officer or employee of Buyer or any of its subsidiaries: (i) is a member of Seller, (ii) holds any interest in Seller, or (iii) is otherwise entitled to receive any fee or commission or part of the Purchase Price in connection with or arising from the transactions contemplated by this Agreement.”

                                (g)           Exhibit 3 to this Amendment is inserted as Exhibit 3 to the Purchase Agreement.

                3.             Purchase Agreement to Remain in Effect.  The Purchase Agreement, as amended hereby, remains in full force and effect.

                4              Release.  For good and valuable consideration, the receipt of which is hereby acknowledged, Seller and the Members and their respective heirs, successors, assigns, agents, servants, representatives, and attorneys, hereby release, remise, and forever discharge Buyer and its directors, officers, employees, successors, assigns, agents, servants, representatives, and attorneys (referred to collectively with the Releasee as the “Releasees”) from any and all claims, demands, controversies, liabilities, damages, debts, obligations, costs, expenses, attorneys’ fees, actions and causes of action, of any kind and nature, known or unknown, suspected or unsuspected, in law or in equity, which Seller or any of the Members now has, owns, or holds, or claims to have, own or hold or which at any time heretofore had owned or held or claimed to have owned or held against each or any or all of the Releasees, based upon or arising out of or in connection with any circumstances, matter, state of facts from the beginning of the world to the date of this Release (collectively, “Claims”), including, without limitation, any and all such Claims which relate to or otherwise arise from the Purchase Agreement.

5.             Approval of the Purchase Agreement.  Each of the Members hereby (a) consent to, approve, confirm and ratify in all respects the Purchase Agreement, as amended hereby (the “Amended Purchase Agreement”), and the entry into, and performance of its obligations under, the Amended Purchase Agreement by Seller, and (b) consent to, approve, confirm and ratify in all respects the transactions contemplated by the Amended Purchase Agreement.  Seller and each of the Members confirm that, as of the date hereof, all of the representations and warranties of Seller contained in the Amended Purchase Agreement are true and correct in all respects.

                6.             Miscellaneous.  This Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware without regard to its principles of conflicts of laws. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Amendment  may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

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                IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

VISTULA COMMUNICATIONS SERVICES, INC.

By:	/s/ Rupert Galliers-Pratt
Name:	Rupert Galliers-Pratt
Title:	President and CEO

MRS PARTNERS LLC

By:	/s/ Steven Ziswasser
Name:	Steve Ziswasser
Its:	Partner

MEMBERS:

/s/ Manuel Vierra
Manuel Vierra

/s/ Pepper Snyder
Pepper Snyder

/s/ Steven Ziswasser
Steven Ziswasser

/s/ Seymour Ziswasser
Seymour Ziswasser

/s/ Kirk Rossman
Kirk Rossman

[Signature Page to Second Amendment to Asset Purchase Agreement]

Exhibit 3

Form of Promissory Note

[see Exhibit 4.1 to this current report]